UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2019

LANDEC CORPORATION
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-27446	94-3025618
(Commission file number)	(IRS Employer Identification No.)
5201 Great America Parkway, Suite 232, Santa Clara, California	95054
(Address of principal executive offices)	(Zip Code)

(650) 306-1650
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)     On January 31, 2019, Landec Corporation (the “Company”) entered into Executive Employment Agreements (the “Employment Agreements”) with Molly A. Hemmeter, President and Chief Executive Officer of the Company, and Gregory S. Skinner, Vice President of Finance and Administration and Chief Financial Officer of the Company, setting forth the terms of their employment. The Employment Agreements terminate and replace the Executive Employment Agreements dated October 15, 2015 between the Company and Ms. Hemmeter and between the Company and Mr. Skinner. Each of the Employment Agreements expires on December 31, 2021 unless renewed or extended by both parties. Under their Employment Agreements, Ms. Hemmeter and Mr. Skinner will be paid annual base salaries of $525,000 and $380,000, respectively, plus annual cash incentive awards based upon the attainment of pre-determined goals, and they will be eligible to participate in any Long Term Incentive Plan adopted by the Company and receive grants of equity interests under the Company’s 2013 Stock Incentive Plan (the “Stock Plan”) at such times and in such amounts as determined by the Company’s Compensation Committee.

The Employment Agreements provide that, if the executive is terminated without cause or terminates his or her employment for “good reason” (generally, a relocation of the executive’s place of employment, reduction in salary, reduction in target bonus amount or material reduction of duties or authority), (1) the executive will receive severance payments equal to 100% of his or her annual base salary, (2) the executive will remain eligible for payment of the annual incentive bonus that would have been earned had he or she remained employed through the end of that fiscal year, pro-rated through the date of termination, (3) the vesting of the executive’s stock options and other equity awards will be accelerated by one year, and any awards that would not have begun vesting until more than one year following the date of termination will be treated, for the purposes of such vesting acceleration, as if they vested on a monthly basis, and (4) the Company will pay the monthly premiums for health insurance coverage for the executive (and his or her spouse and eligible dependents) for the maximum period permitted under COBRA or until such earlier time as the executive receives substantially equivalent health insurance coverage in connection with new employment.

The Employment Agreements also provide that if the executive is terminated without cause or terminates his or her employment for good reason within two years following a change of control, (1) the executive will receive severance payments equal to 150% of his or her annual base salary, (2) the executive will remain eligible for payment of the annual incentive bonus that would have been earned had he or she remained employed through the end of that fiscal year, pro-rated through the date of termination, (3) all of the executive’s unvested stock options and other equity awards will immediately vest and become exercisable and (4) the Company will pay the monthly premiums for health insurance coverage for the executive (and his or her spouse and eligible dependents) for the maximum period permitted under COBRA or until such earlier time as the executive receives substantially equivalent health insurance coverage in connection with new employment.

Ms. Hemmeter and Mr. Skinner have agreed, as part of their Employment Agreements, not to solicit, induce or recruit any employees or consultants of the Company or solicit any licensor to or customer of the Company for a period of two years following their termination.

The foregoing description of the Employment Agreements is only a summary and is qualified in its entirety by reference to the Employment Agreements, which are filed as Exhibits 10.1 and 10.2 hereto.

Item 9.01	Financial Statements and Exhibits.

(d)     Exhibits

Exhibit No.	Description

10.1	Executive Employment Agreement dated January 31, 2019 between the Company and Molly A. Hemmeter.

10.2	Executive Employment Agreement dated January 31, 2019 between the Company and Gregory S. Skinner.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 5, 2019

LANDEC CORPORATION

By:	/s/ Gregory S. Skinner
Gregory S. Skinner
Vice President of Finance and Administration and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Executive Employment Agreement dated January 31, 2019 between the Company and Molly A. Hemmeter.

10.2	Executive Employment Agreement dated January 31, 2019 between the Company and Gregory S. Skinner.